Exhibit 24.1

Power of Attorney

Each person whose signature appears below, hereby authorizes and appoints Michael Stocker and Peter Wiget or either of them as his attorneys-in-fact with full power of substitution and re-substitution, to sign and file on his behalf individually and in each such capacity stated, below, the Annual report of Goldsands Development Company on Form 10-K for the year ending December 31, 2010, and any amendments thereto to be filed with the Securities and Exchange Commission, a national securities exchange or automated quotation system of a registered securities association, or similar body, and otherwise, as fully as such person could do in person, hereby verifying and confirming all that said attorneys-in-fact, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature and Title	Date

/s/ Michael Stocker	May 12, 2011
Michael Stocker, Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Alois Wiget	May 12, 2011
Alois Wiget, Director

/s/ Peter Wiget	May 12, 2011
Peter Wiget, Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Secretary, and Treasurer

/s/ Robert Van Tassell	May 12, 2011
Robert Van Tassell, Director

/s/ Patrick Gorman	May 12, 2011
Patrick Gorman, Director and Chairman of the Board

/s/ Sam Storey	May 12, 2011
Sam Storey, Director